UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2017

FTE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31355	81-0438093
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

999 Vanderbilt Beach Rd, Suite 601
Naples, FL	34108
(Address of principal executive offices)	(Zip Code)

877-878-8136

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 9, 2017, FTE Networks, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with (i) Benchmark Builders, Inc., a privately held New York corporation (“Benchmark”), and (ii) each of Benchmark’s stockholders (collectively, the “Sellers”). Under the terms of the Purchase Agreement, the Company agreed to purchase all the issued and outstanding capital stock of Benchmark from the Sellers for $75,000,000, subject to certain prospective working capital adjustments. The closing of the transaction contemplated by the Purchase Agreement is subject to certain conditions precedent enumerated therein, and will occur five (5) business days after the satisfaction or waiver of such closing conditions. At the closing of the transaction, the Company agreed to deliver cash consideration in an aggregate amount of $55,000,000, agreed to issue and deliver an aggregate of 17,825,350 shares of the Company’s common stock, and agreed to issue promissory notes in the aggregate amount of $10,000,000 to the Sellers.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed hereto as Exhibit 10.1.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No. Description:

EXHIBIT NO.	DESCRIPTION	LOCATION

10.1	Stock Purchase Agreement, by and between the Company, Benchmark and the Sellers	Filed herewith

99.1	Press Release dated March 9, 2017.	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTE NETWORKS, INC.

	By:	/s/ David Lethem
David Lethem
Chief Financial Officer

Date: March 9, 2017